EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2024 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement of P.A.M. Transportation Services, Inc. on Form S-3 (File No. 333-257513) and on Form S-8 (File No. 333-198950).

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 13, 2024